Exhibit 99.1

Itron Announces First Quarter 2018 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--May 14, 2018--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its first quarter ended March 31, 2018. Highlights in the quarter include:

  Completed acquisition of Silver Spring Networks on Jan. 5, 2018, which operates and reports as the new Itron Networks segment;
  Revenue of $607 million, compared with $478 million in the first quarter of 2017;
  Gross margin of 29.6 percent, compared with 33.0 percent in the first quarter of 2017;
  GAAP loss per share of $3.74, compared with earnings of 40 cents per diluted share in the first quarter of 2017;
  Non-GAAP diluted earnings per share (EPS) of 13 cents, compared with 57 cents the first quarter of 2017;
  Adjusted EBITDA of $40 million, compared with $46 million in the first quarter of 2017; and
  Total backlog of $3.1 billion, compared with $1.6 billion at the end of the first quarter of 2017.

"Itron’s revenue increased by 27 percent in the quarter, driven by increased sales of our smart electric and gas solutions in Europe, accelerated deliveries of our OpenWay® Riva solutions in the Americas and strong performance in the new Networks segment,” said Philip Mezey, Itron president and chief executive officer. “We were very pleased with our revenue performance including the new Networks segment, which delivered 1 million endpoints in the quarter.

“As anticipated, margins and EPS declined from last year, driven by costs related to our global supply chain transitions, higher component and commodity prices and product mix. We are making progress with operational initiatives to help drive efficiencies later in the year, including the integration of the Networks business, executing our restructuring projects and collaborating with our global supply chain partners,” continued Mezey.

“We continue to see strong customer demand for our expanded portfolio of smart networks, software, services, meters and sensors that helps our customers better manage utility and municipal services. Total backlog has increased to $3.1 billion, including the addition of the acquired Networks segment backlog.”

Summary of First Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue of $607 million increased 27 percent in the first quarter. The increased revenue includes the new Networks segment which added $86 million of revenue. Excluding the addition of the Networks segment, total revenue grew 9 percent.

Electricity revenue increased 6 percent on higher managed services revenue, product revenue growth in the Europe, Middle East and Africa (EMEA) region and strong Riva demand in North America. Gas revenue grew 11 percent primarily driven by smart solution deliveries in EMEA. Water revenue grew by 14 percent driven by increased smart solution deliveries in North America and Asia-Pacific regions and higher residential demand in Latin America. Networks segment revenue was driven by deployments in North America and accelerating international adoption of new solutions.

Gross Margin

Consolidated company gross margin of 29.6 percent decreased 340 basis points compared with the first quarter of 2017. The decline was due to higher costs associated with global supply chain transitions, higher component and commodity costs and product mix.

Operating Expenses and Operating Income (loss)

GAAP operating expenses for the quarter were $320 million compared with $127 million in the first quarter of 2017. The higher operating expenses were driven by restructuring charges of $88 million, acquisition and integration-related expenses of $63 million, the addition of Networks segment and Distributed Energy Management (DEM) operations and the impact of changes in foreign currency exchange rates. Higher operating expenses drove a GAAP operating loss of $140 million compared with operating income of $31 million in the first quarter of 2017.

Non-GAAP operating expenses of $152 million increased from $119 million in 2017 driven by the addition of acquired operations and the impact of changes in foreign currency exchange rates. Non-GAAP operating income declined to $28 million compared with $39 million in 2017 due to higher expenses.

Net Income (loss) and Earnings per Share

Net loss attributable to Itron for the quarter was $146 million, or $3.74 per share, compared with net income of $16 million, or 40 cents per diluted share, in 2017.

The net loss was driven by the operating loss in the quarter and higher interest expense related to financing for the acquisition. These impacts were partially offset by a tax benefit in the U.S. on the pre-tax loss.

Excluding certain charges, including restructuring, acquisition and integration-related expenses and amortization of intangible assets and debt placement fees, non-GAAP net income for the quarter was $5 million, or 13 cents per diluted share, compared with $22 million, or 57 cents per diluted share, in 2017. Compared with last year, non-GAAP net income reflects lower operating income, higher interest expense and a higher non-GAAP effective tax rate due to the timing and mix of taxable income by jurisdiction.

Cash Flow

Net cash used by operating activities was $24 million in the first quarter of 2018 compared with cash provided by operating activities of $63 million in the same quarter of 2017. Free cash flow was negative $42 million in the first quarter compared with positive $54 million in the prior year. The decreases were primarily driven by cash outlays for acquisition and integration-related expenses and timing of working capital.

Other Measures

Total backlog was $3.1 billion and 12 month backlog was $1.4 billion at the end of the quarter, compared with $1.6 billion and $819 million, respectively, in the prior year quarter. Bookings in the quarter totaled $557 million. The Networks segment added $1.4 billion and $337 million to total and 12 month backlog, respectively.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5 p.m. EDT on May 14, 2018. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through May 20, 2018. To access the telephone replay, dial 888-203-1112 or 719-457-0820, and enter passcode 7526899.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® and OpenWay® are registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share and cash flows. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2017 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2018	2017
Revenues
Product revenues	$537,110	$432,365
Service revenues	70,111	45,227
Total revenues	607,221	477,592
Cost of revenues
Product cost of revenues	382,850	287,093
Service cost of revenues	44,516	32,862
Total cost of revenues	427,366	319,955

Gross profit	179,855	157,637

Operating expenses
Sales and marketing	51,921	41,255
Product development	60,284	40,767
General and administrative	102,493	37,187
Amortization of intangible assets	17,740	4,549
Restructuring	87,865	3,052
Total operating expenses	320,303	126,810

Operating income (loss)	(140,448)	30,827
Other income (expense)
Interest income	661	269
Interest expense	(15,504)	(3,199)
Other income (expense), net	(1,167)	(2,836)
Total other income (expense)	(16,010)	(5,766)

Income (loss) before income taxes	(156,458)	25,061
Income tax benefit (provision)	11,188	(9,047)
Net income (loss)	(145,270)	16,014
Net income attributable to noncontrolling interests	396	169
Net income (loss) attributable to Itron, Inc.	$(145,666)	$15,845

Earnings (loss) per common share - Basic	$(3.74)	$0.41
Earnings (loss) per common share - Diluted	$(3.74)	$0.40

Weighted average common shares outstanding - Basic	38,945	38,474
Weighted average common shares outstanding - Diluted	38,945	39,215

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)

	Three Months Ended March 31,
	2018	2017
Product revenues
Electricity	$213,877	$205,903
Gas	130,243	117,127
Water	125,587	109,335
Networks	67,403	—
Total Company	$537,110	$432,365

Service revenues
Electricity	$38,528	$32,848
Gas	7,496	7,084
Water	5,607	5,295
Networks	18,480	—
Total Company	$70,111	$45,227

Revenues
Electricity	$252,405	$238,751
Gas	137,739	124,211
Water	131,194	114,630
Networks	85,883	—
Total Company	$607,221	$477,592

Gross profit
Electricity	$69,975	$67,250
Gas	43,471	50,815
Water	37,805	39,572
Networks	28,604	—
Total Company	$179,855	$157,637

Operating income (loss)
Electricity	$(2,768)	$17,084
Gas	(28,348)	21,731
Water	(11,710)	8,804
Networks	(75,510)	—
Corporate unallocated	(22,112)	(16,792)
Total Company	$(140,448)	$30,827

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended March 31,
	2018	2017
Meters (1)
Standard	4,140	4,010
Smart	3,060	2,440
Total meters	7,200	6,450

Stand-alone communication modules and cards (2)
Smart	2,480	1,400

(1) The Networks segment shipped an immaterial number of meters during the three months ended March 31, 2018.
(2) The Networks segment shipped approximately 990,000 network interface cards during the three months ended March 31, 2018.

The stand-alone communication modules and cards category includes communicating radio modules shipped in Electric, Gas and Water segments and network interface cards, the primary product sold by our Networks segment.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)
	March 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$143,951	$176,274
Accounts receivable, net	481,389	398,029
Inventories	209,373	193,835
Other current assets	97,925	81,604
Total current assets	932,638	849,742

Property, plant, and equipment, net	234,924	200,768
Deferred tax assets, net	58,917	49,971
Restricted cash	1,466	311,010
Other long-term assets	46,843	43,666
Intangible assets, net	318,984	95,228
Goodwill	1,142,757	555,762
Total assets	$2,736,529	$2,106,147

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$275,702	$262,166
Other current liabilities	90,259	56,736
Wages and benefits payable	119,312	90,505
Taxes payable	22,659	16,100
Current portion of debt	16,250	19,688
Current portion of warranty	26,533	21,150
Unearned revenue	87,293	41,438
Total current liabilities	638,008	507,783

Long-term debt	1,105,538	593,572
Long-term warranty	15,446	13,712
Pension benefit obligation	100,045	95,717
Deferred tax liabilities, net	1,571	1,525
Other long-term obligations	171,318	88,206
Total liabilities	2,031,926	1,300,515

Equity
Common stock	1,310,379	1,294,767
Accumulated other comprehensive loss, net	(152,595)	(170,478)
Accumulated deficit	(471,812)	(337,873)
Total Itron, Inc. shareholders' equity	685,972	786,416
Non-controlling interests	18,631	19,216
Total equity	704,603	805,632
Total liabilities and equity	$2,736,529	$2,106,147

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Three Months Ended March 31,
	2018	2017
Operating activities
Net income (loss)	$(145,270)	$16,014
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	31,072	14,378
Stock-based compensation	8,095	5,211
Amortization of prepaid debt fees	3,386	266
Deferred taxes, net	(16,508)	882
Restructuring, non-cash	47	—
Other adjustments, net	(106)	946
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(7,768)	13,119
Inventories	(253)	(11,274)
Other current assets	(8,849)	(11,169)
Other long-term assets	4,509	646
Accounts payable, other current liabilities, and taxes payable	7,826	28,277
Wages and benefits payable	16,438	(1,796)
Unearned revenue	23,317	14,020
Warranty	663	(2,303)
Other operating, net	58,953	(3,960)
Net cash provided by (used in) operating activities	(24,448)	63,257

Investing activities
Acquisitions of property, plant, and equipment	(17,433)	(9,122)
Business acquisitions, net of cash equivalents acquired	(802,488)	—
Other investing, net	100	(78)
Net cash used in investing activities	(819,821)	(9,200)

Financing activities
Proceeds from borrowings	555,938	—
Payments on debt	(32,395)	(2,813)
Issuance of common stock	3,384	405
Prepaid debt fees	(24,042)	—
Other financing, net	(1,046)	155
Net cash provided by (used in) financing activities	501,839	(2,253)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	563	2,559
Increase (decrease) in cash, cash equivalents, and restricted cash	(341,867)	54,363
Cash, cash equivalents, and restricted cash at beginning of period	487,335	133,565
Cash, cash equivalents, and restricted cash at end of period	$145,468	$187,928

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as acquisition and integration related expenses, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. Acquisition and integration related expenses include costs which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, restructuring, acquisition and integration, goodwill impairment, amortization of debt placement fees, the transition to the Tax Cuts and Jobs Act, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, acquisition and integration related expense, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow - We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended March 31,
	2018	2017
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$(145,666)	$15,845
Amortization of intangible assets	17,740	4,549
Amortization of debt placement fees	3,343	241
Restructuring	87,865	3,052
Acquisition and integration related expense	62,647	333
Income tax effect of non-GAAP adjustments	(20,835)	(1,834)
Non-GAAP net income attributable to Itron, Inc.	$5,094	$22,186

Non-GAAP diluted EPS	$0.13	$0.57

Weighted average common shares outstanding - Diluted	39,773	39,215

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$(145,666)	$15,845
Interest income	(661)	(269)
Interest expense	15,504	3,199
Income tax provision (benefit)	(11,188)	9,047
Depreciation and amortization	31,072	14,378
Restructuring	87,865	3,052
Acquisition and integration related expense	62,647	333
Adjusted EBITDA	$39,573	$45,585

FREE CASH FLOW
Net cash provided (used) by operating activities	$(24,448)	$63,257
Acquisitions of property, plant, and equipment	(17,433)	(9,122)
Free Cash Flow	$(41,881)	$54,135

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$(140,448)	$30,827
Amortization of intangible assets	17,740	4,549
Restructuring	87,865	3,052
Acquisition and integration related expense	62,647	333
Non-GAAP operating income	$27,804	$38,761

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$320,303	$126,810
Amortization of intangible assets	(17,740)	(4,549)
Restructuring	(87,865)	(3,052)
Acquisition and integration related expense	(62,647)	(333)
Non-GAAP operating expenses	$152,051	$118,876

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands)

SEGMENT RECONCILIATIONS	Three Months Ended March 31,
	2018	2017
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income (loss)	$(2,768)	$17,084
Amortization of intangible assets	2,880	2,362
Restructuring	19,600	(176)
Acquisition and integration related expense	323	—
Electricity - Non-GAAP operating income	$20,035	$19,270

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income (loss)	$(28,348)	$21,731
Amortization of intangible assets	1,124	1,277
Restructuring	43,547	1,084
Gas - Non-GAAP operating income	$16,323	$24,092

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income (loss)	$(11,710)	$8,804
Amortization of intangible assets	835	910
Restructuring	16,714	1,018
Water - Non-GAAP operating income	$5,839	$10,732

NON-GAAP OPERATING INCOME - NETWORKS
Networks - GAAP operating loss	$(75,510)	—
Amortization of intangible assets	12,901	—
Acquisition and integration related expense	62,448	—
Networks - Non-GAAP operating loss	(161)	$—

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(22,112)	$(16,792)
Restructuring	8,004	1,126
Acquisition and integration related expense (recovery)	(124)	333
Corporate unallocated - Non-GAAP operating loss	$(14,232)	$(15,333)

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Rebecca Hussey, 509-891-3574
Manager, Investor Relations
www.itron.com